EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L. G. White
President and CEO
Phone: 908/206-3700

TRANSTECHNOLOGY ANNOUNCES RESIGNATION OF BOARD MEMBER GIDEON ARGOV

Union, New Jersey – February 14, 2005 – TransTechnology Corporation (OTC: TTLG) announced today that Gideon Argov, a member of the company’s board of directors, has resigned effective immediately. His letter of resignation was received after the close of business on Friday, February 11, 2005.

Mr. Argov, recently named Chief Executive Officer of Mykrolis Corporation, stated in his letter of resignation, “Because of my heavy travel schedule and other commitments, I find myself no longer able to devote time and energy to my duties as a Director of TransTechnology.”

Michael J. Berthelot, Chairman of TransTechnology’s Board of Directors stated, “Gideon has been a member of our board of directors for almost ten years and we have greatly benefited from his contributions. We understand his decision in light of his new responsibilities. We are deeply grateful to him for his years of service to our company.”

TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The company, which

700 Liberty Avenue ? P.O. Box 3300 ? Union ? New Jersey 07083
Tel. 908.688.2440 ? Fax 908.686.7485 ? www.transtechnology.com

TransTechnology Corporation Press Release
February 14, 2005	Page 2 of 2

employs approximately 180 people at its facility in Union, New Jersey, reported sales from continuing operations of $64.6 million in the fiscal year ended March 31, 2004.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.

The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.

Any number of factors could affect future operations and results, including, without limitation, the results of audits and inquiries into the Company’s business practices; the Company’s ability to provide a trading venue for its shares; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; interest rate trends; capital requirements; competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and on the Form 10-Q for the third quarter ended December 26, 2004.

The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

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